EXHIBIT 10.5
ACQUISITION AGREEMENT

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") is dated for reference the ___ day of _____2008, between TYPHOON TOUCH TECHNOLOGIES, INC. ("Typhoon"), and JAMES SHEPARD (the "Mr. Shepard").

RECITALS

WHEREAS:

A. Typhoon is engaged in the business of creating, developing, acquiring and licensing touch-screen technology. The company's Concept Lab develops and tests products that incorporate innovative applications of touch technology and Typhoon Tunes is a service under development that will offer a unique method of promoting music.

B. Mr. Shepard desires to purchase from Typhoon, and Typhoon desires to sell to Mr. Shepard, upon the terms and conditions specified herein, all of the Purchased Assets, as defined in Article I, of such business.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, and in consideration of the promises, covenants, terms and conditions specified herein, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS.

For all purposes of this Agreement, the following defined terms shall have the meanings set forth in this Article I:

1.1 "Accounts Receivable" means all of the monies owed to Typhoon by its customers of the Business, including by way of example, but not limitation, current receivables, delinquent receivables and finance charges.

1.2 "Business" means the Typhoon Tunes music business conducted by Typhoon prior to the Closing Date and by Mr. Shepard after the Closing Date and includes promotion and , marketing, of music and sales of advertising using kiosks and through its software application that works through the Internet.

1.3 "Closing" means the actions taken as provided in Article VI in connection with the consummation of the transactions contemplated by this Agreement.

1.4 "Closing Date" means the time and date when the Closing of the transactions contemplated by this Agreement shall be deemed effective, which shall be 12:01 a.m. on the day of the Closing.

1.5 "Code" means the Internal Revenue Code of 1986, as amended.

1.6 "Contracts" means all written or oral contracts, agreements, commitments and orders, purchase orders (including but not limited to Customer Contracts), and license agreements of the Business, but does not include any leases, contracts, agreements or arrangement for or in regard to real estate, equipment or leased employees. Contracts also include all of Typhoon's rights under any non-competition/restrictive covenant agreements with employees or former employees.

1.7 "Customer Contracts" means all or oral written contracts, agreements, commitments and orders from customers of the Business.

1.8 "Encumbrance" means with respect to the Business or any Purchased Asset, any mortgage, pledge, security interest, lien, claim, charge, encumbrance, option, lease, restriction or restraint on transfer.

1.9 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

1.10 "Excluded Assets" means the assets of Typhoon which are not Purchased Assets. The "Excluded Assets" include, without limitation: (i) Typhoon's books and records, other than the Records, (ii) the patents and business assets associated with creating, developing, acquiring and licensing touch-screen technology, and (iii) Typhoon's contracts, other than the contracts included in the Purchased Assets.

1.11 "Knowledge" means actual knowledge or knowledge that could be expected to be obtained after a reasonable investigation.

1.12 "Lease" means (i) any lease, sublease or rental agreement by which Typhoon leases any tangible property which is used in the Business, or (ii) any lease or rental agreement by which Typhoon leases or rents any of the Purchased Assets.

1.13 "Litigation" means claims, suits, actions, investigations, proceedings or written claims or demands related to the Business.

1.14 "Material Adverse Effect" means a materially adverse effect on the Business, Purchased Assets, operations, prospects or condition, financial or otherwise, of Typhoon taken as a whole, or an effect which could reasonably foreseeably impair (i) the ability of Typhoon to perform any obligation under this Agreement or (ii) the value of such to Mr. Shepard.

1.15 "Name" means Typhoon Tunes.

1.16 "Permits" means licenses, qualifications, permits, approvals, franchises and authorizations (federal, state and local) issued to Typhoon by any governmental agency or individual with respect to the Business.

1.17 "Purchase Price" means the sum of 36,000,000 shares of common stock of Typhoon to be returned for cancellation by Mr. Shepard and related parties as full consideration for the Business and Purchased Assets plus the amount to be paid pursuant to Sections 2.3.

1.18 "Purchased Assets" means only the following assets of Typhoon used in the Business as of the Closing Date:

  The wholesale inventory which consists of all of our inventory of goods, merchandise and supplies expect as may be related to the Business;
  Furniture, and fixtures related to the Business;
  Kiosk plans, proto-types and equipment;
  Software developed for the Business;
  The website: typhoonmusic.net;
  All Accounts Receivable;
  The Name and all tradenames and trademarks "Typhoon Tunes";
  All right, title and interest in and to all all rights, title and interest in and to all contracts related to the assets being acquired;
  All permits;
  All books and records related to the assets acquired including customer lists and purchasing and sales records;
  All other assets associated with the Business;
  Assumption of the leased premises located at 1700 Seventh Ave., Suite 2100, Seattle, WA 98101; and
  All goodwill relating to the Business.

1.19 "Records" means the customer lists and purchasing and sales records, product records and other similar information with respect to the Business.

1.20 "SEC" means the United States Securities and Exchange Commission.

1.21 "Shareholder Vote" means the affirmative vote of the shareholders of Typhoon approving this Agreement at the meeting (or any adjustments thereof) referred to in Section 8.1.

1.22 "Taxes" means corporate taxes, franchise taxes, sales taxes, use taxes, real property taxes, personal property taxes, state business taxes, federal, state and local income taxes, FICA taxes and FUTA taxes, other payroll taxes and all related assessments, charges, duties, deficiencies, penalties, interest and fines for which Typhoon is liable.

1.23 "Wholesale Inventory" means all of Typhoon's inventory of goods, wares, merchandise and supplies used or intended for use in connection with the Business.

ARTICLE II. PURCHASE AND SALE.

2.1 Purchase and Sale. As of the Closing Date, upon the terms, subject to the conditions, and for the consideration hereinafter set forth, Typhoon shall sell, convey, assign, transfer and deliver all of the Purchased Assets to Mr. Shepard.

2.2 Allocation of Purchase Price. The purchase price shall be allocated as set forth in Schedule 2.2. The parties hereto covenant and agree with each other that this allocation was arrived at by arm's length negotiation and that none of them will take a position on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any manner inconsistent with the terms of this Section 2.2 without the written consent of the other parties to this Agreement.

2.3 Payment of Purchase Price. Mr. Shepard shall pay Typhoon the Purchase Price as follows:

(a) The assumption of all debts, liabilities, loans, lines of credit, leases and other obligations outstanding by Typhoon as of the Closing.

(b) The delivery of 36,000,000 shares of common stock of Typhoon with fully executed power of attorney's attached to Typhoon for return to treasury.

2.4 Accounts Receivable & Accounts Payable. Mr. Shepard shall obligated and entitled to all accounts receivable and be liable for all accounts payable directly related to the Business.

2.5 Assumption of Liabilities. Mr. Shepard has agreed, and does agree, to assume any liabilities, debts or obligations of Typhoon whether with respect to the Business, Purchased Assets or otherwise as it relates to the Business. Except as otherwise expressly set forth in this Agreement, Mr. Shepard shall be responsible for all expenses, costs, liabilities, claims, debts, obligations, contracts, suits and actions arising out of or pertaining to the Business and Purchased Assets prior to the Closing Date.

2.6 No Sale of Excluded Assets. Typhoon does not hereby sell, convey, assign or transfer to Mr. Shepard any of the Excluded Assets.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF TYPHOON.

Typhoon represents and warrants to Mr. Shepard as of the date of this Agreement and as of the Closing Date the following:

3.1 Power and Authority.

(a) Typhoon is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full power and authority to carry on the Business as it is presently conducted, and to own the Purchased Assets.

(b) The Board of Directors of Typhoon has duly authorized (by affirmative vote of (i) a majority of its entire number of directors, and (ii) a majority of its disinterested directors), and Typhoon has taken all necessary action (subject to obtaining the Shareholder Vote, which shall have been obtained prior to the Closing) to authorize, the execution, delivery and performance of this Agreement by Typhoon and the consummation of the transactions contemplated by this Agreement by Typhoon. A certificate by the Secretary of Typhoon certifying the actions by the Board of Directors and the Shareholder Vote approving this Agreement and the consummation of the transactions contemplated by this Agreement shall be delivered at the Closing.

3.2 Execution and Delivery. The execution, delivery and performance of this Agreement by Typhoon, and the consummation of the transactions contemplated by this Agreement, will not:

(a) violate, result in a breach of any of the terms or conditions of, or constitute a default under, the Articles of Incorporation or By-Laws or similar documents of Typhoon, or under any contract, agreement, commitment, undertaking, understanding, note, bond, license or other instrument or obligation to which Typhoon is a party, or by which any of the Purchased Assets may be bound or affected, or which would adversely affect the value of the Business and the Purchased Assets or the ability of Typhoon to transfer good title to and possession of the Purchased Assets to Mr. Shepard; or

(b) violate or conflict with any applicable law, judgment, order, writ, injunction or decree of any court, administrative agency or governmental body applicable to Typhoon.

3.3 Capacity and Authority. Typhoon has full capacity, power and authority (subject to the Shareholder Vote) to enter into this Agreement, and to carry out the transactions contemplated by this Agreement. The obligations of Typhoon set forth in this Agreement are legal, valid and binding obligations of Typhoon enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally and except that such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.4 Title to and Condition of Properties.

(a) Except as set forth in Schedule 3.4, Typhoon has good, valid and marketable title to all of the Purchased Assets, free and clear of all Encumbrances. At the Closing Typhoon shall transfer to Mr. Shepard good, valid and marketable title to the Purchased Assets, free and clear of Encumbrances (other than the security interest of any line of credit or lease, for which Mr. Shepard shall obtain the release of Typhoon from such bank line of credit or lease on Closing), and take all actions necessary, in the reasonable opinion of Mr. Shepard, to ensure full compliance with this representation and warranty.

(b) The Wholesale Inventory is accurately valued on Typhoon's financial statements at the lower of cost or market, the cost thereof being determined on a first-in first-out basis. The Wholesale Inventory is delivered on an as is where is basis and no representation as to quality or suitability is represented.

3.5 Taxes. With respect to the Business:

(a) Typhoon has filed all tax returns that it was required to file, and all such tax returns were true, correct and complete in all material respects.

(b) All deficiencies asserted as a result of any examination of any tax return have been paid in full, accrued on the books of Typhoon or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency; no tax claims have been or are being asserted or proposed, and to Typhoon's or Shareholders' Knowledge no proposals or deficiencies for any Taxes are being threatened, and no audit or investigation of any tax return is currently underway, pending or threatened; Typhoon has not entered into any waivers or agreements for the extension of time for the assessment of any Taxes or deficiencies thereof, nor are there any requests for rulings, nor are there any outstanding subpoenas or requests for information, notices of proposed reassessment of any property owned or leased by Typhoon or any other matter pending between Typhoon and any taxing authority.

(c) Typhoon shall pay, and shall be solely responsible for, all Taxes (foreign, federal, state and local) which have accrued or will accrue by virtue of the consummation of this transaction including by way of example but not limited to any transfer, sales or use tax; no lien for Taxes has attached or will attach to any of the Purchased Assets by reason of the consummation of this transaction or by reason of any activity of Typhoon either prior to or after the Closing Date.

3.6 Material Events.

(a) Since December 31, 2002, with respect to the Business there has not been any occurrence, event, change in business, financial or accounting practices, damage, destruction or loss, or any other condition or event which has or would have a Material Adverse Effect.

(b) Typhoon has not since December 31, 2002, with respect to the Business:

(i) mortgaged, pledged or subjected to lien or other encumbrance any of the Purchased Assets that will not be satisfied at the Closing;

(ii) other than in the ordinary course of business, sold or transferred any of the Purchased Assets or cancelled any debt or claims; or

(iii) waived any rights of material value.

3.7 Compliance with Laws. Typhoon is in compliance with all applicable laws, rules, regulations, ordinances and standards including, but not limited to employment, environmental, age, sex or age discrimination, occupational safety and health and hazardous substances with respect to the Business.

3.8 Permits. Set forth in Schedule 3.7 is a complete and accurate list of all Permits held by or granted to Typhoon which are in effect as of the date of this Agreement and which are necessary to the conduct of the Business. Typhoon possesses all Permits applicable to Typhoon which are necessary for the conduct of the Business or the operation of the Purchased Assets. All such Permits are now, and as of the Closing Date will be, in full force and effect without modification. All such Permits may be, and on the Closing Date will be, effectively transferred or assigned to Mr. Shepard without the consent of any government agency so as to allow Mr. Shepard to operate the Business and use the Purchased Assets in substantially the same manner as such are currently being operated and used by Typhoon except where such Permits are not assignable or require Mr. Shepard's actions to remain in force. No violation of any such Permit has been recorded and no proceeding which might result in revocation or limitation thereof is pending or, to Typhoon's threatened.

3.9 Litigation. Except as disclosed in Schedule 3.8:

(a) there is no Litigation pending or, to Typhoon's Knowledge, threatened against, or affecting, the Purchased Assets or the Business, by any person or entity, including, but not limited to, any administrative agency, arbitrator or governmental body;

(b) there is no outstanding order, writ, injunction or decree of any court, administrative agency, governmental body or arbitration tribunal against or affecting the Purchased Assets or the Business; and

(c) to Typhoon's Knowledge, there is no existing fact, circumstance or condition which would reasonably be expected to give rise to any Litigation.

3.10 Contracts.

(a) Except as set forth in Schedule 3.9, and other than Contracts which are terminable upon 30 days notice by Typhoon, Typhoon is not a party with respect to the Business to any material agreement, loan, credit, lease, sublease, franchise, license, contract, commitment or instrument or subject to any corporate restriction (i) that has, or the performance or violation of which could reasonably be foreseen to have, a Material Adverse Effect; (ii) which has a term in excess of one year; or (iii) involves the payments or financial obligation of $5,000 or more. No contract, agreement, lease, commitment or order is necessary for Mr. Shepard to conduct the Business substantially as it is presently conducted. True and complete copies of all Contracts have been furnished to Mr. Shepard by Typhoon prior to the Closing.

(b) Except as set forth in Schedule 3.9, each of the Contracts may be assigned to Mr. Shepard pursuant to this Agreement without any breach, default, acceleration or termination thereof, and all of the rights of Typhoon under the same shall upon assignment to Mr. Shepard pursuant to this Agreement be enforceable by Mr. Shepard after the Closing Date, without the consent or agreement of any other person, except such consents as are hereafter obtained by Typhoon without any adverse effect upon Mr. Shepard, the Purchased Assets, and/or the Business.

(c) Typhoon is not in default under any Contract nor has Typhoon received any notice of default with respect to any Contract. There are no facts or conditions which have occurred which would (either with notice or lapse of time, or both) constitute a default with respect to any Contract by Typhoon, or which would cause the acceleration of any obligation of Typhoon to the same. To Typhoon's Knowledge, there are no facts or conditions which have occurred which would (either with notice or lapse of time, or both) constitute a default by a party (other than Typhoon) to a Contract, or cause the acceleration of any obligation of such other party to a Contract. All Contracts are legally valid and binding and are in full force and effect.

(d) There are no persons holding powers of attorney from Typhoon with respect to the Business.

(e) No Contract calls for the purchasing by Typhoon of any goods, products or services at prices substantially in excess of prevailing market prices on the Closing Date or the leasing or sale by Typhoon of any goods, products or services at prices substantially below prevailing market prices on the Closing Date.

3.11 Customers. Typhoon shall deliver a true and complete list of all of Typhoon's customers of the Business as of the Closing Date. Such list shall include the name and address of each customer and the amount of purchases of each customer for the six-month period ending ten days prior to the Closing Date.

3.12 Compliance. Typhoon is not now and will not prior to Closing become liable to the Pension Benefit Guaranty Corporation or any multi-employer employee pension benefit plan under the provisions under Title IV of ERISA.

3.13 Product Liability. Typhoon has no liability (and to Typhoon's Knowledge, there is no threatened future action, suit, proceeding, claim or demand against Typhoon giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any goods or products sold by Typhoon in the Business. Typhoon has not received any written notices, citations or decisions by any governmental body that any goods or products marketed or distributed at any time by Typhoon in the Business is defective or fails to meet any applicable standards promulgated by any such governmental body. Typhoon has complied with all laws, rules, regulations and specifications with respect to the design, manufacturing, labeling, testing and inspection of goods or products promulgated by the all US laws and regulations with respect to such goods or products.

3.14 Brokerage and Finder's Fees. Typhoon has not incurred any liability or obligation to any finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

3.15 Customers Accounts. Typhoon does not presently owe any customer or customer account of the Business any sum of money or other consideration whatsoever to secure or retain the patronage of such customer or customer account.

3.16 Transfer of Name; No Infringement. Typhoon has the right to use the Name and to transfer the right to use the Name to Mr. Shepard in accordance with this Agreement free and clear of any Encumbrances. To Typhoon's Knowledge, no one is infringing on Typhoon's use of the Name. Typhoon has not received any notice that Typhoon in the operation of the Business is infringing or violating any patent, trademark, trade name, service mark, copyright or other intellectual property right of any third party and, to Typhoon's Knowledge, there is no basis for any such claim.

3.17 Consents and Approvals. Except for the Shareholder Vote, no consent, approval, waiver, authorization, registration or qualification is required to be obtained by Typhoon from, and no notice or filing is required to be given by Typhoon to or made by Typhoon with, any governmental authority or other third-party in connection with the execution, delivery and performance by Typhoon of the terms of this Agreement.

3.18 Full Disclosure. No representation or warranty of Typhoon contained in this Agreement (including any Exhibit or Schedule attached hereto) contains or will knowingly contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement not misleading. In purchasing the Purchased Assets, Mr. Shepard is relying upon the truth and accuracy of each of the foregoing representations and warranties, and as stated in this Article III, each of the same constitutes a basic and bargained for consideration for such purchase by Mr. Shepard.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF TYPOON VENTURES INC. AND MR. SHEPARD.

Mr. Shepard represents and warrants to Typhoon as of the date hereof and as of the Closing Date, as follows:

4.1 Power and Authority.

(a) Typhoon Ventures, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full power and authority to carry on the Business as it is presently conducted.

(b) The Board of Directors of Typhoon Ventures, Inc. has duly authorized (by affirmative vote of (i) its sole director, and (ii) its sole shareholder), and Typhoon has taken all necessary to authorize, the execution, delivery and performance of this Agreement by Typhoon Ventures, Inc. and the consummation of the transactions contemplated by this Agreement by Typhoon Ventures, Inc. A certificate by the Secretary of Typhoon Ventures, Inc. certifying the actions by the Board of Directors and the Shareholder Vote approving this Agreement and the consummation of the transactions contemplated by this Agreement shall be delivered at the Closing.

4.2 Capacity and Authority. Typhoon Ventures, Inc. and Mr. Shepard have full capacity, power and authority to enter into this Agreement, and to carry out the transactions contemplated by this Agreement. Typhoon Ventures, Inc. and Mr. Shepard have taken all necessary action to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. The obligations of Typhoon Ventures, Inc. and Mr. Shepard set forth in this Agreement are legal, valid and binding obligations of Typhoon Ventures, Inc. and Mr. Shepard, enforceable in accordance with their terms.

4.3 Execution and Delivery. The execution, delivery and performance of this Agreement by Typhoon Ventures, Inc. and Mr. Shepard, and the consummation of the transactions contemplated by this Agreement contemplated hereby, will not:

(a) violate, result in a breach of any of the terms or conditions of, or constitute a default by Typhoon Ventures, Inc. or Mr. Shepard under any contract, agreement, commitment, undertaking, understanding, note, bond, license or other instrument or obligation to which Typhoon Ventures, Inc. or Mr. Shepard is a party, or by which any of the properties or assets of Typhoon Ventures, Inc. or Mr. Shepard may be bound or affected; or

(b) violate or conflict with any applicable law, judgment, order, writ, injunction or decree of any court, administrative agency or governmental body applicable to Typhoon Ventures, Inc. or Mr. Shepard.

4.4 Brokerage and Finder's Fees. Typhoon Ventures, Inc. and Mr. Shepard have not incurred any liability or obligation to any finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

ARTICLE V. ASSUMPTION OF LIABILITIES BY MR. SHEPARD; WAIVER OF BULK SALES.

5.1 Assumption of Liabilities. Typhoon Ventures, Inc. agrees to assume responsibility for, all liabilities, commitments or obligations of Typhoon pertaining to the Business, including, without in any way limiting the generality of the foregoing, (1) any employment responsibilities or obligations of Typhoon, including but not limited to vacation or sick pay, (2) any obligations and liabilities of Typhoon under any collective bargaining or labor agreements, (3) any accounts payable, loans or other liabilities or obligations, (4) any claims, suits, actions or Litigation filed prior to the Closing Date concerning the Business, (5) liabilities or obligations to be paid or performed prior to the Closing Date under the Contracts, and/or (6) any product liability, breach of warranty or similar liability. Typhoon Ventures, Inc. shall be solely responsible for all liabilities and obligations and arising out of the operation of the Business or the ownership, lease or use of the Purchased Assets just prior to and after the Closing Date.

5.2 Waiver of Bulk Transfers Law. The parties waive compliance with the provisions of the Bulk Sales Law of any state, and Typhoon Ventures, Inc. warrants and agrees to pay and discharge when due all claims of creditors which could be asserted against Typhoon Ventures, Inc. by reason of such noncompliance. Typhoon Ventures, Inc. agrees to pay at or within 30 days following the Closing all trade payables pertaining to the Business and the Purchased Assets, or according to terms if such terms extend beyond Closing, and all sales, withholding, property and other taxes due to the State of Nevada or any other taxing jurisdiction.

ARTICLE VI. CONDITIONS PRECEDENT TO CLOSING BY MR. SHEPARD

Subject to waiver by Typhoon Ventures, Inc. and Mr. Shepard, each of the agreements of Typhoon Ventures, Inc. and Mr. Shepard to be performed by it at the Closing shall be subject to the fulfillment of each of the following conditions precedent:

6.1 Representations and Warranties. Each of the representations and warranties of Typhoon set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date.

6.2 Agreements. Typhoon shall have performed and complied with all agreements, undertakings, obligations and covenants which are required to be performed or complied with by it at or prior to the Closing Date.

6.3 Shareholder Vote. The Shareholder Vote shall have occurred.

6.4 Litigation. No notice shall have been received as to Litigation being commenced or threatened against Typhoon or Mr. Shepard by any governmental authority or any other person or entity with regard to this Agreement or the transactions contemplated by this Agreement.

6.5 Release of Encumbrances. All Encumbrances on any of the Purchased Assets shall have been fully released.

6.6 Satisfaction with Legal Matters. All legal matters in connection with this Agreement and the transactions contemplated by this Agreement, and the form and substance of all legal proceedings and papers, instruments and documents used or delivered herewith or incident to this Agreement shall be reasonably satisfactory to counsel for Mr. Shepard.

6.7 Third-Party Consents and Approvals; Estoppel Certificates. Typhoon shall have obtained all third-party (including, but not limited to, governmental) consents and approvals, if any, required for the transfer or continuance, as the case may be, of the Permits and Contracts disclosed in Schedules 3.7 and 3.8.

ARTICLE VII. CLOSING.

7.1 Time and Place. The Closing of the transactions contemplated by this Agreement will take place as soon as practical (and no later than 30 days after) the Shareholder Vote has been obtained, at a date, time and place as mutually agreed by the parties.

7.2 Deliveries by Typhoon. At the Closing, Typhoon shall deliver to Typhoon Ventures, Inc. and Mr. Shepard:

(a) A Bill of Sale for the Purchased Assets;

(b) A certificate by the Secretary of Typhoon as set forth in Section 3.1(b) with respect to the authorizations of this Agreement by Typhoon and its shareholders.

(c) All other certificates, documents of title, bills of sale and other instruments of conveyance and transfer, in form satisfactory to Typhoon Ventures, Inc., Mr. Shepard and Mr. Shepard's counsel, as Mr. Shepard's counsel shall reasonably deem necessary, to vest in Typhoon Ventures, Inc. good and marketable title to the Purchased Assets and to assign the rights to the name to Typhoon Ventures, Inc.

7.3 Delivery by Typhoon Ventures, Inc. and Mr. Shepard. At the Closing, Typhoon Ventures, Inc. and Mr. Shepard shall deliver to Typhoon the amounts set forth in Section 2.

ARTICLE VIII. COVENANTS OF THE PARTIES.

8.1 Meeting of Shareholders; Proxy Statement.

(a) Typhoon shall take all action necessary in accordance with applicable law and its Articles of Incorporation and By-Laws, including the timely mailing of a proxy statement, to notify its shareholders entitled to vote about adoption of this Agreement and the approval of the transactions contemplated hereby. The vote required to adopt this Agreement and to approve the transactions contemplated hereby (the "Shareholder Vote") shall be and affirmative vote of the holders of a majority of the outstanding common shares of Typhoon. The Board of Directors of Typhoon having recommended such adoption and approval by the shareholders, shall not withdraw or modify such recommendation and shall take all lawful action to solicit such adoption and approval. Typhoon will use its reasonable best efforts to either obtain a written majority resolution approving the transaction or hold a shareholder meeting to obtain the Shareholder Vote as soon as reasonably practicable after the date hereof.

(b) Typhoon shall file with the SEC as soon as reasonably practicable a proxy statement with respect to the special meeting of the shareholders in connection with the transaction contemplated by this Agreement (the "Proxy Statement"), respond to comments of the staff of the SEC, clear the Proxy Statement with the staff of the SEC and promptly thereafter mail the Proxy Statement to all stockholders of record of Typhoon. Typhoon shall comply in all material respects with the requirements of the Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC thereunder applicable to the Proxy Statement and the solicitation of proxies for such special meeting (including any requirement to amend or supplement the Proxy Statement). The Proxy Statement shall include the recommendation of Typhoon's Board of Directors in favor of the transaction contemplated by this Agreement.

8.2 Noncompetition Agreement.

(a) During the period of three years after the Closing Date, Typhoon shall not, directly or indirectly, or as an agent, contractor, consultant, partner, member, shareholder, owner, or otherwise:

(i) Own any interest (other than the ownership of less than 10% of the outstanding stock of a publicly traded company) in, engage in or render any service to, or otherwise participate, whether for compensation or not, in any business or entity that, directly or indirectly, engages or is involved in the business of manufacturing, distributing, or selling music anywhere in North America;

(ii) Advise any other person, firm, corporation or other entity or enterprise to engage in the of manufacturing, distributing, or selling music anywhere in North America;

(iii) Request or advise any customer of Typhoon Ventures, Inc. or Mr. Shepard to terminate or alter its business relationship with Typhoon Ventures, Inc. or Mr. Shepard, or otherwise interfere with the business operations of the Business by Typhoon Ventures, Inc. or Mr. Shepard; or

(iv) Induce or attempt to induce or influence any employee of Typhoon Ventures, Inc. to terminate employment with Typhoon Ventures, Inc.

(b) It is the intent of the parties that the provisions of this Section 8.2 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that the noncompetition restrictions under this Agreement shall be adjudicated to be invalid or unenforceable in any such jurisdiction, the court making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provision, and/or delete specific words or phrases to the extent necessary to render such provision enforceable to the maximum reasonable extent permitted by applicable law, such limited form to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.

(c) Typhoon acknowledges that its adherence to the terms of the covenants set forth in this Section 8.2 is necessary to protect the value of the Purchased Assets and Business to Typhoon Ventures, Inc. and Mr. Shepard, that a continuing breach of such covenants will result in irreparable and continuing damage to the value of the Purchased Assets and Business, and that money damages would not adequately compensate Typhoon Ventures, Inc. or Mr. Shepard for any such breach and, therefore, that Typhoon Ventures, Inc. and Mr. Shepard would not have an adequate remedy at law. In the event any action or proceeding shall be instituted by Typhoon Ventures, Inc. or Mr. Shepard to enforce any provision of this Section 8.2, Typhoon shall waive the claim or defenses in such action that (i) money damages are adequate to compensate Typhoon Ventures, Inc. and Mr. Shepard for such breach and (ii) there is an adequate remedy at law available to Typhoon Ventures, Inc. and Mr. Shepard, and shall not urge in any such action or proceeding the claim or defense that such remedy at law exists. Typhoon Ventures, Inc. and Mr. Shepard shall have, in addition to any and all remedies at law, the right to an injunction, both temporary and permanent, specific performance and/or other equitable relief to prevent the violation of any obligation under this Section 8.2. The parties agree that the remedies of Typhoon Ventures, Inc. and Mr. Shepard for breach of this Section 8.2 by Typhoon shall be cumulative, and seeking or obtaining injunctive or other equitable relief shall not preclude the making of a claim for damages or other relief. Typhoon also agrees that Typhoon Ventures, Inc. and Mr. Shepard shall be entitled to such damages as they can show they have sustained by reason of such breach and shall not be limited in its damages by any provision of, or to the consideration received by Typhoon pursuant to, this Agreement. In any action brought to enforce the covenants set forth in this Section 8.2, or to recover damages for breach thereof, the prevailing party shall be entitled to recover reasonable attorneys' fees and other expenses of litigation, together with such other and further relief as may be proper.

(d) This Section 8.2 shall be exclusively construed according to, and the legal relations between the parties shall be exclusively governed in accordance with, the laws of the State of Nevada without regard to its conflict of laws principles; the parties intend to and do hereby confer jurisdiction to enforce the provisions of this Section 8.2 upon the courts of the State of Nevada.

8.3 Access to Records. Typhoon Ventures, Inc. and Mr. Shepard shall retain the Records for at least six years. Typhoon or its agents shall have access to the Records, upon reasonable notice and during normal business hours, at Typhoon Ventures, Inc.'s Nevada office for legitimate business or tax purposes during such six-year period.

ARTICLE IX. INDEMNIFICATION.

9.1 Survival. All representations, warranties, covenants, obligations and undertakings made or contained in this Agreement shall survive the Closing and shall survive any inspection, investigation or acceptance of possession or delivery of the Purchased Assets made or done at any time by Typhoon Ventures, Inc.

9.2 Indemnification by Typhoon. Typhoon shall indemnify, defend and hold Typhoon Ventures, Inc. and Mr. Shepard harmless from and against any and all loss, liability (including, but not limited to, consequential damages), damage, deficiency, claim or expense, including, but not limited to, reasonable attorneys' fees, arising out of or due to: (a) a breach of or default under any representation, warranty, covenant, agreement, obligation or undertaking of Typhoon contained in this Agreement; (b) noncompliance with any laws of the State of Nevada or other laws for the protection of creditors; (c) the failure of Typhoon to file any federal, state or local returns in connection with or pay any Taxes due and payable, accrued, incurred or attributable to any event or circumstance occurring or existing or applicable to any period ending on or before the Closing Date; and (d) any claim, debt, liability, commitment or obligation, of any nature, whether accrued, absolute, contingent or other and whether due or to become due of Typhoon, or arising out of the operations of the Business prior to the Closing Date or Typhoon's ownership or use of any of the Purchased Assets prior to the Closing Date.

9.3 Indemnification by Mr. Shepard. Typhoon Ventures, Inc. and Mr. Shepard shall indemnify, defend and hold Typhoon harmless from and against any and all loss, liability (including, but not limited, consequential damages), damage deficiency, clam, or expense, including, but not limited to, reasonable attorneys' fees, arising out of or due to: (a) a breach of or default under any representation, warranty, covenant, obligation or undertaking of Typhoon Ventures, Inc. or Mr. Shepard contained in this Agreement; and (b) any claim, debt, liability, commitment or obligation, of any nature, whether accrued, absolute, contingent or other, and whether due or to become due, of Typhoon Ventures, Inc. or Mr. Shepard, or arising out of the operations of the Business after the Closing Date or Typhoon Ventures, Inc.'s ownership or use of any of the Purchased Assets after the Closing Date.

9.4 Limit on Indemnification. No claim for indemnification may be made under this Agreement for other than fraud or a breach of the representations and warranties relating to Taxes as set forth in Section 3.5 unless the party from who indemnification is sought ("Indemnifying Party") is given written notice of such claim within two years after the Closing Date.

9.5 Maximum Aggregate Liability of Typhoon. Except with respect to fraud and unpaid Taxes, pursuant to the maximum aggregate indemnification liability of Typhoon pursuant to Section 9.2 shall not exceed the Purchase Price.

9.6 Threshold. No party shall be entitled to indemnification under this Agreement unless the aggregate amount of the damages incurred by it as a result of the incorrectness or breach of the representations and warranties made by the Indemnifying Party exceeds $10,000.

9.7 Notice and Defense of Claims. A party claiming indemnification under this Article VIII (the "Asserting Party") will give prompt written notice (the "Claim Notice") of the nature and basis of the claim to the Indemnifying Party. If the claim for indemnification arises out of a claim, action or proceeding by a third party (a "Third Party Claim"), the Indemnifying Party may elect to assume the defense of the Third Party Claim at its own expense with counsel selected by the Indemnifying Party. If the Indemnifying Party assumes the defense of the Third Party Claim, the Indemnifying Party will not be liable for any fees or expenses of counsel for the Asserting Party incurred in connection with the Third Party Claim. If the Indemnifying Party does not assume the defense of the Third Party Claim, the Asserting Party will have the right to defend and settle the Third Party Claim. The Asserting Party and the Indemnifying Party will cooperate in the defense of any claim, action or proceeding covered by this Section 9.7. The Asserting Party will make available to the Indemnifying Party all records and other materials reasonably required by the Indemnifying Party for use in contesting the Third Party Claim. Where a third party in a Third Party Claim is a significant continuing supplier or customer of the Asserting Party and the conduct of the Third Party Claim may have a material adverse effect on the continued operation of the business of the Asserting Party, the Indemnifying Party shall consult with the Asserting Party in good faith with a view to reducing or eliminating the adverse effect of the conduct of the Third Party Claim.

ARTICLE X. MISCELLANEOUS.

10.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party to this Agreement, but no rights, obligations or liabilities under this Agreement shall be assignable by any party without the prior written consent of the other parties.

10.2 Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any other person or entity other than the parties to this Agreement any rights or remedies under or by reason of this Agreement.

10.3 Complete Agreement. Except as expressly set forth in this Agreement or in an instrument in writing signed by the party to be bound thereby which makes specific reference to this Agreement, this Agreement sets forth the entire understanding of the parties concerning the subject matter of this Agreement and supersedes all prior contracts, arrangements, communications, negotiations, discussions, representations and warranties, whether oral or written, between the parties relating to the subject matter of this Agreement.

10.4 Expenses. Each of the parties to this Agreement shall pay all costs and expenses incurred or to be incurred by such party in negotiating and preparing this Agreement, and in closing and carrying out the transactions contemplated in this Agreement.

10.5 Amendment. This Agreement may be amended at any time by a writing which refers to this Agreement and is executed by Typhoon Ventures, Inc., Mr. Shepard and Typhoon (and the Shareholder if such amendment is applicable to him).

10.6 Further Assurances. Typhoon shall from time to time after the Closing upon the reasonable request of Typhoon Ventures, Inc. or Mr. Shepard, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required to transfer to and to vest in Typhoon Ventures, Inc. all good, valid, marketable and indefeasible right, title and interest of Typhoon to the Purchased Assets, and to protect the right, title and interest of Typhoon Ventures, Inc. and Mr. Shepard in and to all of the Purchased Assets.

10.7 Taxes. Typhoon shall pay all sales and use taxes and transfer taxes, if any, applicable to the transactions contemplated by this Agreement.

10.8 Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally, (b) when transmitted by facsimile, (c) on the third business day after being deposited in the U.S. mail, certified, postage prepaid, return receipt requested, or (d) on the first business day after being sent by a nationally recognized overnight express courier service, to a party addressed as follows:

If to Typhoon, post closing:

Typhoon Touch Technologies, Inc.
711 South Carson Street, Suite #4
Carson City, Nevada 89701

If to Typhoon Ventures, Inc., and Mr. Shepard, post closing:

James G. Shepard
306-1917 West 4th Avenue
Vancouver, BC V6J 1M7

Any party may change the name, address and facsimile number to which such communications are to be directed by giving notice to the other party of such change in the manner provided above.

10.9 Severability. Each Article, section, subsection, paragraph and lesser provision of this Agreement constitutes a separate and distinct undertaking and covenant. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be limited by construction in scope and effect to the minimum extent necessary to render the same lawful and if such a limiting construction is not possible, such provision shall be deemed severed from this Agreement, but in any event every other provision of this Agreement shall remain in full force and effect.

10.10 Waivers. The failure of any party to insist in any one or more instances upon performance of any of the provisions of this Agreement or to take advantage of any of its or his rights under this Agreement shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, and the same shall continue and remain in full force and effect. No single or partial exercise by any party of any right or remedy shall preclude other or future exercise thereof or the exercise of any other right or remedy. Waiver by any party of any breach of any provision of this Agreement shall not constitute or be construed as a continuing waiver or as a waiver of any other breach or breach of any other provision of this Agreement.

10.11 Exhibits. The Exhibits and Schedules attached to this Agreement and/or referred to in this agreement are part of this Agreement for all purposes.

10.12 Captions. The captions in this Agreement are intended solely for convenience of reference and shall not be given any effect in the construction, meaning or interpretation of this Agreement.

10.13 Governing Law. Except as provided in Section 8.2, this Agreement shall be exclusively construed according to, and the legal relations between the parties shall be exclusively governed in accordance with, the laws of the State of Nevada without regard to its conflict of laws principles.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

TYPHOON TOUCH TECHNOLOGIES, INC.

By

____________________________
Raymond Tellini, Director

"Typhoon"

JAMES SHEPARD                                                                                         TYPOON VENTURES, INC.

____________________________                                                         ____________________________
James Shepard                                                                                                 James Shepard

"Mr. Shepard"

SCHEDULES

NUMBER MATTER

2.2 Allocation of Purchase Price

3.4 Title to and Condition of Properties

3.7 Permits

3.8 Litigation

3.9 Contracts/Leases